UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): November 5, 2013

MANHATTAN SCIENTIFICS, INC.
 (Exact name of registrant as specified in charter)

Delaware	000-28411	85-0460639
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York, 10174
 (Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (212) 541-2405

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02	Unregistered Sales of Equity Securities

On November 5, 2013, Manhattan Scientifics, Inc. (the “Company”) entered into a Conversion Agreement with Marvin Maslow (the "Holder") pursuant to which the Company agreed to convert $1,057,608 of debt (the "Debt"), including principal and interest, currently owed to Holder into 105,761 shares of Series D Preferred Shares of the Company. The Debt has been outstanding since 2007.

The above transactions were approved by the Board of Directors of the Company. The Series D Preferred Stock does not pay dividends and the does not have a liquidation preference. The Holder of the Series D Preferred Stock will be entitled to 20 votes for each share of common stock that the Series D Preferred Stock are convertible into. The Series D Preferred Stock has a conversion price of $0.055 (the “Conversion Price”) and a stated value of $10.00 (the “Stated Value”) per share. Each share of Series D Preferred Stock is convertible, at the option of the Holder, into such number of shares of common stock of the Company as determined by dividing Stated Value by the Conversion Price.

Holder may only convert the Series D Preferred Stock upon certain Convertible Promissory Notes, whether presently outstanding or to be issued, issued to three accredited investors (the "Note Investors") in accordance with those certain Convertible Note Purchase Agreements between the Company and the Note Investors dated April 3, 2013, have either (i) been converted in full or in part by the Note Investors into shares of common stock of the Company, (ii) the Note Investors have sold or assigned all or a part of their Convertible Promissory Notes to third parties, or (iii) the Note Investors have been paid in full or in part. The Holder will only be permitted to convert such number of Series D Preferred Stock equal to the pro rata amount of the Convertible Promissory Notes converted, assigned or paid. In the event the Note Investors agree in writing that these restrictions may be terminated, then the Holder will be entitled to convert the Series D Preferred Stock at the Holder’s election and the above restrictions will be null and void. Additionally, Holder may not convert the Series D Preferred Stock until the ten day average daily trading volume is greater than $20,000.

In the event the Holder terminates its consulting agreement or violates a non-compete covenant, then the Series D Preferred Shares shall be returned to the Company for cancellation and the Company shall be obligated on the Debt.

The issuance of the Series D Preferred Stock was made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and/or Rule 506 promulgated under Regulation D thereunder. The Holder of the Series D Preferred Stock is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K. Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

4.1	Certificate of Designation for the Series D Preferred Stock

10.1	Conversion Agreement by and between Manhattan Scientifics, Inc. and Marvin Maslow dated November 5, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MANHATTAN SCIENTIFICS, INC.

Date: November 8, 2013	By:	/s/ Emmanuel Tsoupanarias
New York, New York		Emmanuel Tsoupanarias
Chief Executive Officer

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